EXHIBIT D.(VII)

AMENDMENT NUMBER 3 TO INVESTMENT
SUB-ADVISORY AGREEMENT

     Effective January 1, 2009 the Investment Sub-Advisory Agreement between Hartford Investment Financial Services, LLC and Wellington Management Company, LLP dated February 19, 2002 is hereby amended to reflect the following amended fee schedule for the funds listed as per the attached Schedule A:

     The sub-advisory fees shall be accrued daily and paid quarterly, based upon the following annual rates and calculated based upon the average daily net asset values of the Portfolios as follows.

      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the 1st day of January, 2009.

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

/s/Robert Arena
By: Robert Arena Title: Manager and Senior Vice President/Business Line Principal

WELLINGTON MANAGEMENT COMPANY, LLP

/s/Jonathan M. Payson
By: Jonathan M. Payson Title: Sr. Vice President

Hartford Mutual Funds II, Inc.

Schedule A

The Hartford Growth Opportunities Fund

Net Asset Value	Annual Rate
All Assets	0.270%

Hartford Mutual Funds II, Inc.